Exhibit 10.24

CONVERSION AGREEMENT

This Conversion Agreement, dated as of June 18, 2014, is by and among Cachet Financial Solutions, Inc., a Delaware corporation (“Cachet Delaware), its wholly owned subsidiary Cachet Financial Solutions Inc., a Minnesota corporation (“Cachet Minnesota”), and each holder (“Holder”) of one or more promissory notes issued in their favor by such corporations as detailed on the attached Schedule of Conversions (collectively, the “Promissory Notes”).  The parties hereby agree as follows:

1.             Conversion of Promissory Notes.  Each Holder agrees to convert those Promissory Notes held by them, as detailed as the Schedule of Conversions attached hereto, into shares of common stock of Cachet Delaware, effective upon the closing of the public offering of common stock of Cachet Delaware (the “Closing”) as contemplated by that certain Registration Statement on Form S-1 filed with the SEC (File No. 333-195782), as the same may be amended from time to time.  In this regard, the Promissory Notes of each Holder, will be converted as follows—

(a)           At the Closing, $1,000,000 in principal amount of the Promissory Note indicated on the Schedule of Conversions as held by Trooien Capital, LLC, together with then-accrued but unpaid interest thereon, will convert into shares of common stock of Cachet Delaware on the terms and conditions of such Promissory Note.

(b)           At the Closing, the entire principal amount of the Promissory Notes indicated on the Schedule of Conversions as held by Michael J. Hanson (aggregating to $725,000), together with then-accrued but unpaid interest thereon, will convert into shares of common stock of Cachet Delaware on the terms and conditions specified in paragraph (d) below.

(c)           At the Closing, the entire principal amounts of the Promissory Notes indicated on the Schedule of Conversions as held by James L. Davis (aggregating to $325,000), together with then-accrued but unpaid interest thereon, will convert into shares of common stock of Cachet Delaware on the terms and conditions specified in paragraph (d) below.

(d)           The number of shares of common stock of Cachet Delaware issuable upon conversion shall equal the number obtained by dividing (x) the total amount of principal and interest being converted, by (y) the Conversion Price.  In this regard, the “Conversion Price,” will equal the conversion price at which that certain series of Convertible Promissory Notes of Cachet Delaware, offered for sale in March-May 2014 (a copy of which is attached hereto as Exhibit A), convert into common stock of Cachet Delaware upon the consummation of an “IPO,” as defined therein. For clarity, this means that the Promissory Notes will convert at a rate that includes at least a 15% discount from the price at which common stock of Cachet Delaware is sold in the IPO.   In addition, each of Michael J. Hanson and James L. Davis will receive 100% warrant coverage for the aggregate principal amount of their Promissory Notes converted hereunder (i.e., where the value of Cachet Delaware common shares purchasable under the warrants, determined by reference to the price at which such shares are sold in the IPO, equal the principal so converted) with the exercise price of such warrants being 125% of the price at which common shares of Cachet Delaware are sold in the IPO.

(e)           In addition to the foregoing, the parties agree that those promissory notes held by Michael J. Hanson and James L. Davis and listed on the attached Schedule of Modifications, all of which contain terms and conditions that will require their conversion upon the Closing, hereby have the economic terms of conversion amended to match the “Conversion Price” specified in paragraph (d) above.

2.             Conversion Mechanics.  Upon the Closing, (i) the issuing corporation, as the case may be, will be entitled to cancel each Promissory Note or, if less than the entire Promissory Note is being converted, that portion of such Promissory as is being converted, on its books and records and (ii) each Holder will be required surrender the original of his Promissory Note (or execute a customary affidavit of loss containing an appropriate indemnity) and deliver an executed assignment or other instrument of conveyance in customary form, as a condition to receiving any certificate representing the shares of common stock of Cachet Delaware pursuant to this agreement; provided, however, that upon such surrender and delivery of an assignment by a Holder, Cachet Delaware will be obligated to provide the Holder, within no more than five business days thereafter, with a share certificate representing the shares into which the Holder’s shall have been converted.

3.             Representations and Warranties of the Companies.  Cachet Delaware and Cachet Minnesota (collectively, the “Companies”) hereby jointly and severally represent and warrant to each Holder as follows:  (a) the Companies have taken all necessary corporate action to authorize the execution and delivery of this agreement, and this agreement, once executed and delivered by the parties, is and will upon the Closing be a valid and binding agreement of the Companies enforceable against them in accordance with its terms; and (b) the shares of common stock of Cachet Delaware issued upon conversion of the Promissory Notes shall upon its issuance pursuant to this agreement constitute duly authorized, validly issued and fully paid and non-assessable shares of capital stock of Cachet Delaware.

4.             Representations and Warranties of the Holders.  Each Holder hereby severally, but not jointly, represents and warrants to the Companies as follows:  (a) this agreement, once executed and delivered by the parties, is and will upon the Closing be a valid and binding agreement of the Holder enforceable against it in accordance with its terms; (b) the rights of the Holder under the Promissory Notes delivered to the Companies for conversion at the Closing will be free and clear of all liens and encumbrances of any kind and nature; (c) the Holder is an “accredited investor” as defined in Section 501 under the Securities Act of 1933 (the “Securities Act”); (d) the Holder has been given access to full and complete information regarding the Company, including the opportunity to meet with representatives of the Companies and review all such documents as the Holder may have requested in writing; (e) the Holder is experienced and knowledgeable in financial and business matters, capable of evaluating the merits and risks of investing in the shares of Cachet Delaware, and does not need or desire the assistance of a knowledgeable representative to aid in the evaluation of such risks; (f) the Holder is acquiring the shares of Cachet Delaware common stock for its own account, can bear the economic risk of an investment in such shares for an indefinite period of time, can afford to sustain a complete loss of such investment, and has no need for liquidity in connection with an investment in such shares; (g) the Holder acknowledges and understands that neither the offer nor the sale of the shares of common stock of Cachet Delaware issuable pursuant to this agreement will be registered under the Securities Act, or any applicable state securities laws and, as a result, certificates representing such shares will contain a legend stating that the shares have not been registered under the Securities Act or applicable state securities laws, and that such shares may not be transferred in the absence of either (i) an opinion of counsel satisfactory to Cachet Delaware that such proposed transfer may be made lawfully without the registration under the Securities Act and applicable state securities laws, or (ii) the registration of such transfer of such shares.  Finally, Trooien Capital represents and warrants to the Companies that it has taken all necessary company action to authorize the execution and delivery of this agreement.

5.             General Provisions.  This agreement will be governed by the laws of the State of Minnesota, without regard to its conflicts-of-law provisions.  This is the entire agreement of the parties with respect to the subject of the conversion of all or some portion of the Promissory Notes and supersedes all prior agreements, be they oral or written, regarding such matters.   This agreement may be executed in counterparts and delivered by means of facsimile or electronic transmission.  Neither rights nor obligations under this agreement may be assigned or delegated without the prior written consent of the other parties.

*  *  *  *  *  *  *

In Witness Whereof, the undersigned parties have set their hands as evidence of their agreement to be bound hereby, effective as of June 17, 2014.

CACHET FINANCIAL SOLUTIONS, INC. a Delaware corporation

By:	/s/ Jeffrey C. Mack
Jeffrey C. Mack, CEO

CACHET FINANCIAL SOLUTIONS INC. a Minnesota corporation

By:	/s/ Jeffrey C. Mack
Jeffrey C. Mack, CEO

TROOIEN CAPITAL, LLC

By:	/s/ Gerald S. Trooien
Gerald S. Trooien, Manager

/s/ Michael J. Hanson
Michael J. Hanson

/s/ James L. Davis
James L. Davis

SCHEDULE OF CONVERSIONS

Holder	Description
Trooien Capital, LLC	$4,000,000 in principal amount of Convertible Term Promissory Note dated December 12, 2013, issued by Cachet Minnesota *

Michael J. Hanson
$100,000 in principal amount of 10% Short-Term Promissory Note dated October 23, 2013, issued by Cachet Minnesota

$250,000 in principal amount of 10% Short-Term Promissory Note dated December 31, 2013, issued by Cachet Minnesota

$50,000 in principal amount of 10% Short-Term Promissory Note dated January 10, 2014, issued by Cachet Minnesota

$225,000 in principal amount of 10% Short-Term Promissory Note dated February 11, 2014, issued by Cachet Minnesota

$100,00 in principal amount of 10% Short-Term Promissory Note dated April 11, 2014, issued by Cachet Minnesota

James L. Davis
$75,000 in principal amount of 10% Short-Term Promissory Note dated December 11, 2013, issued by Cachet Minnesota

$250,000 in principal amount of 10% Short-Term Promissory Note dated December 20, 2013, issued by Cachet Minnesota

* it being understood that only $1,000,000 in principal amount, plus accrued but unpaid interest thereon, will convert pursuant to Section 1 of this agreement.

SCHEDULE OF MODIFICATIONS

Holder	Description
Michael J. Hanson
$225,000 in principal amount of 10% Short-Term Promissory Note dated September 9, 2013, issued by Cachet Minnesota

$100,000 in principal amount of 10% Short-Term Promissory Note dated September 30, 2013, issued by Cachet Minnesota

James L. Davis
$200,000 in principal amount of 10% Short-Term Promissory Note dated April 25, 2013, issued by Cachet Minnesota

$225,000 in principal amount of 10% Short-Term Promissory Note dated August 29, 2013, issued by Cachet Minnesota

$100,000 in principal amount of 10% Short-Term Promissory Note dated September 26, 2013, issued by Cachet Minnesota

$100,000 in principal amount of 10% Short-Term Promissory Note dated October 23, 2013, issued by Cachet Minnesota

$150,000 in principal amount of 10% Short-Term Promissory Note dated November 14, 2013, issued by Cachet Minnesota

$250,000 in principal amount of 10% Short-Term Promissory Note dated November 22, 2013, issued by Cachet Minnesota

$75,000 in principal amount of 10% Short-Term Promissory Note dated December 11, 2013, issued by Cachet Minnesota

Exhibit A

Attached hereto is a form of Convertible Promissory Note referenced in the Conversion Agreement